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                                                                    EXHIBIT 99.2

                 SUMMIT PROPERTIES ANNOUNCES $55 MILLION PRIVATE
                     PLACEMENT OF PERPETUAL PREFERRED UNITS


SEPTEMBER 7, 1999 - SUMMIT PROPERTIES INC. (NYSE: SMT) today announced that its affiliated operating partnership, Summit Properties Partnership, L.P. (SPPLP), has completed a $55 million private placement of 2.2 million 8.75% Series C Cumulative Redeemable Perpetual Preferred Units to an institutional investor. The units are callable by SPPLP after five years and are not convertible into any other securities of SPPLP. The units have no stated maturity or mandatory redemption and are subordinate to all debt. The proceeds were used to reduce balances outstanding on SPPLP's $200 million unsecured credit facility.

Summit Properties Inc. is a leader in the operation, development and acquisition of luxury apartment communities. It has received numerous national awards including "Management Company of the Year" from the National Association of Home Builders and the "National Award for Service Excellence" from CEL & Associates. The company currently owns or holds an ownership interest in 72 communities comprised of 18,842 apartment homes with an additional 2,114 apartment homes under construction in ten new communities.

Press releases for Summit Properties are available at no charge through PR Newswire's Company News On-Call. For a menu of Summit's press releases, or to retrieve a specific release, please call (800) 758-5804, Extension 822050. For additional information, contact Summit at (704) 334-3000, E-mail the company at email@summitproperties.com, or visit the company's Web site at http://www.summitproperties.com.








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